Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Second Quarter Ended June 30, 2013
Earnings and Quarterly Dividend Payment

Morrisville, VT July 17, 2013 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the second quarter 2013 of $1.8 million, or $0.40 per share, compared to $1.4 million, or $0.32 per share, for 2012. Results for 2013 reflect a year to year increase in net interest income of $134 thousand, or 2.5%, a decrease in the provision for loan losses of $105 thousand, or 58.3%, and a decrease in noninterest expenses of $341 thousand, or 6.1%. These positive changes were partially offset by a decrease in noninterest income year over year of $48 thousand, or 2.2% and an increase in the provision for income taxes of $173 thousand, or 54.2%. Noninterest expenses decreased year over year primarily due to a reduction of $419 thousand, or 39.6%, in Pension and employee benefits as a result of freezing the defined benefit pension plan as of October 5, 2012 partially offset by an increase in 401(k) contribution expense due to the implementation of a safe harbor provision in the 401(k) plan effective January 1, 2013. The decrease in Pension and employee benefit expenses was partially offset by an increase in Equipment Expense of $47 thousand, or 13.8% , and an increase in Other expenses of $25 thousand, or 1.5%.

Year to date earnings for 2013 were $3.5 million, or $.79 per share, compared to $2.7 million, or $.60 per share, for 2012. Net interest income improved $137 thousand, the provision for loan losses decreased $225 thousand, noninterest income increased $205 thousand, and noninterest expenses decreased $703 thousand. These positive changes were partially offset by an increase in the provision for income taxes of $401 thousand.

Total loans grew to $449.4 million as of June 30, 2013 from $436.4 million as of June30, 2012. The increase is attributable to strong residential loan demand throughout 2012 and the first six months of 2013 coupled with management's decision to increase the residential loan portfolio by keeping a portion of secondary market qualified loans. Interest rate risk management continued to include sales of qualifying residential mortgages to the secondary market totaling $66.2 million during the first six months of 2013 compared to sales of $48.3 million in the first six months of 2012. Loans serviced for others grew to $294.9 million, or 32.0% as of June 30, 2013 from $223.5 million as of June 30, 2012. Total deposits reached $474.0 million compared to the prior year of $459.4 million, or growth of $14.6 million or 3.2%. The Company had total capital of $45.8 million with a book value per share of $10.27 as of June 30, 2013 compared to $41.0 million and $9.20 per share at June 30, 2012.

A quarterly cash dividend of $.25 per share was declared on July 17, 2013, payable on August 8, 2013 to shareholders of record July 27, 2013.

Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which offers deposit, loan, trust, investment management and commercial banking services throughout northern Vermont and northwestern New Hampshire. The Company operates 12 banking offices, a loan center and 28 ATM facilities in Vermont; 4 branches and 5 ATM facilities in New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.unionbankvt.com.